ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             TELENETICS CORPORATION,
                            A CALIFORNIA CORPORATION

                                       AND

                                  RACON, INC.,
                            A WASHINGTON CORPORATION



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 21st day of April, 2000, by and among TELENETICS CORPORATION, a California corporation (the "BUYER" or "TELENETICS"), RACON, INC., a Washington corporation (the "SELLER") and DANIEL A. BLATTMAN, an individual ("SECURED PARTY").

                                    RECITALS

         A. Seller is engaged in the telecommunications business.

         B. Seller is experiencing financial difficulties and has attempted to obtain financing yet is unable to secure the funds necessary to complete certain of Seller's contracts and opportunities with its customers or to continue the Business (as hereinafter defined) in a viable manner.

         C. Because of Seller's financial difficulties and lack of available alternatives, Seller has determined that it is in the best interests of Seller's shareholders and Seller's creditors to proceed with an orderly liquidation of the Business (as hereinafter defined).

         D. Buyer desires, upon the terms and subject to the conditions set forth herein, to purchase substantially all of the assets Used by the Seller in the operation of its "MICROPASS PRODUCT LINE" and certain related assets associated with Seller's business (collectively, the "BUSINESS"), as more specifically described in ARTICLE I of this Agreement.

         E. The Seller desires to sell such assets, and the Buyer desires to purchase such assets upon the terms and subject to the conditions set forth herein.

         F. The Seller has determined, after due investigation of alternatives and due effort to obtain more favorable consideration for the assets being sold hereunder, that the consideration to be paid by Buyer (including the liabilities to be assumed) for the assets sold hereunder and the terms and conditions contained herein constitute the highest and best price obtainable by Seller.

         G. Secured Party intends that the Promissory Note (as hereinafter defined) shall operate as consideration sufficient to induce Secured Party to release his claim on the Assets (as hereinafter defined) through execution of the UCC-3 Filing (as hereinafter defined).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

                    ARTICLE I - SALE AND PURCHASE OF ASSETS

         1.01 SALE AND PURCHASE OF ASSETS

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in SECTION 2.01 hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all assets and properties owned or Used by the Seller in connection with the Business, and certain other assets referenced below, except assets specifically excluded hereunder (such specifically excluded assets collectively being referred to as the "EXCLUDED ASSETS"), including without limiting the generality of the foregoing:

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                           (i) all inventories and other materials of the Seller
relating to the Business wherever located, including all inventory in transit or on order and not yet delivered, including the inventory listed on SCHEDULE 1.01;

                           (ii) all supplies, equipment (including computers and
other office equipment), machinery, spare parts, and other tangible property Used by the Seller in connection with the Business, including the tangible assets listed on SCHEDULE 1.01;

                           (iii) all of the Seller's right, title and interest
in and to the personal property leases (capital and operating) for personal property being Used by the Seller in the operation of the Business and the Contracts listed on SCHEDULE 1.01 (collectively the "ASSUMED CONTRACTS");

                           (iv) all rights of the Seller in and to all patents,
copyrights, brand names, trade names and trademarks Used in the Business, all variants thereof and all goodwill associated therewith, including, but not limited to, the right to the name "MICROPASS"; and all proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), manuals, blueprints, plans, formulas, methods, and other similar know-how or rights Used in the conduct of the Business, including, but not limited to, the areas of retailing, marketing, advertising and personnel training and recruitment, together with all other intangible rights Used in connection with the Business, including but not limited to the intangible rights listed on SCHEDULE 1.01 (collectively, the "INTANGIBLE RIGHTS");

                           (v) the Business as a going concern and its
franchises, licenses, telephone numbers, customer lists, dealer lists, vendor lists, price lists, referral lists and contracts, catalogs, advertising and marketing materials and data, together with all books, computer software, files, papers, records and other data of the Seller relating to the assets, properties, business and operations of the Business; and

                           (vi) all other property and rights of every kind or
nature Used by the Seller in the operation of the Business (other than the Excluded Assets).

         It is specifically understood and agreed by the parties hereto that the Buyer is acquiring, and Seller is selling, all of the tangible and intangible assets attributable to or Used by the Seller in the Business, other than the Excluded Assets. The aforesaid assets and properties to be transferred to the Buyer hereunder are hereinafter collectively referred to as the "ASSETS." The Purchase Price shall be allocated, apportioned and adjusted among the Assets in a manner to which Buyer and Seller agree at Closing.

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                  (b) METHOD OF CONVEYANCE. The sale, transfer, conveyance,
assignment and delivery by the Seller of the Assets to the Buyer in accordance with SECTION 1.01(A) hereof shall be effected on the Closing Date (as defined in SECTION 2.01 hereof) by Seller's execution and delivery to the buyer of the Bill of Sale in the form attached hereto as EXHIBIT A (the "BILL OF SALE"). At the Closing (as defined in SECTION 2.01 hereof), good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Seller to the Buyer pursuant to the Bill of Sale, free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever.

                  (c) EXCLUDED ASSETS. Assets or property of the Seller, other than the Assets and Business to be sold by the Seller pursuant to this Agreement, shall not be sold to the Buyer pursuant to this Agreement (the "EXCLUDED ASSETS"), including without limitation, the Buyer's inventory, receivables and intangible property not associated with the Assets and the Business.

                  (d) NO ASSUMED OBLIGATIONS. Except for the Assumed Obligations (as defined herein below), the Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Seller incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, income or other taxes arising out of the transactions contemplated hereby except as otherwise set forth herein). The Seller expressly acknowledges and agrees that the Seller shall retain, and that Buyer shall not assume or otherwise be obligated to pay, perform, defend or discharge, except for the Assumed Obligations, (i) any liability of the Seller for taxes, whether measured by income or otherwise, (ii) any liability of the Seller in connection with any employee benefits, including, without limitation, any liability of the Seller under ERISA, (iii) any liability of the Seller under any federal, state or local law, rule, regulation, ordinance, program, Permit, or other Legal Requirement relating to health, safety, hazardous substances and environmental matters applicable to the Business and/or the facilities Used by the Seller (whether or not owned by the Seller), or (iv) any other liabilities or obligations which otherwise arise or are asserted by reasons of events, acts (or failures to act) or transactions occurring, or the operation of the Business, prior to the Closing Date.

                  (e) EXPRESSLY ASSUMED OBLIGATIONS. Buyer hereby expressly agrees to assume and perform liabilities pertaining to (i) remaining written product warranties for products sold by Seller prior to the Closing Date, but excluding any products liability, (ii) the obligations represented by Seller's promissory notes described in SECTION 1.02(II) herein and (iii) the payment of taxes as set forth in SECTION 1.02(III) herein (the "ASSUMED OBLIGATIONS").
SCHEDULE 3.10 hereto sets forth the terms of the warranty or warranties issued by Seller covering the products for which Buyer is assuming warranty liability by virtue of the Assumed Obligations (the "WARRANTY") as well as a full and accurate disclosure of the total amount of products covered by such Warranty (the "WARRANTY PRODUCTS"), including identification of customers who purchased the Warranty Products, together with the amount they purchased and the remainder of time for which each such customer's Warranty Product amounts are covered by the Warranty. Buyer's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated.

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                  (f) TERMS OF SALE. Except for the express representations and warranties of Seller set forth in ARTICLE III below, the sale of the Assets and Business by Seller are "AS IS, WHERE IS," without representation or warranty either express or implied, including without limitation, fitness for particular purpose or otherwise, and Buyer hereby acknowledges and agrees to the foregoing disclaimer of representations and warranties by Seller. Buyer further agrees that Seller shall deliver and Buyer shall accept the Assets and Business at their present location in Ellensburg, WA, in storage in two trailers.

         1.02 PURCHASE PRICE; METHOD OF PAYMENT. Subject to modification as provided in SECTION 1.03 and elsewhere in this Agreement, as payment for the Assets being acquired by the Buyer hereunder, Buyer shall (i) pay to the Seller Fifty Thousand Dollars ($50,000) cash; (ii) assume certain of Seller's obligations represented by those certain promissory notes executed by Seller in favor of Secured Party in the original principal amounts of Two Hundred Fifty Thousand Dollars ($250,000) and Fifty Thousand Dollars ($50,000), as Seller's secured creditor, such assumption of obligation to be evidenced solely by Buyer's promissory note in the principal amount of $325,000 executed in favor of Secured Party in the form attached hereto as EXHIBIT B (the "PROMISSORY NOTE"); and (iii) pay any sales or excise tax attributable or charged by a Governmental Authority in connection with the transactions contemplated in this Agreement (collectively referred to herein as the "PURCHASE PRICE"). It is understood and agreed by the parties that the Purchase Price was determined irrespective of, and does not account for, any Excluded Assets or any liabilities of Seller other than Assumed Obligations. On the Closing Date, the Buyer shall deliver to Seller the cash portion of the Purchase Price by wire transfer (to an account specified by Seller in writing at least three business days prior to Closing) in next day funds.

         1.03 PRORATIONS. The operation of the Business and all income and expenses attributable thereto through the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Buyer.

                              ARTICLE II - CLOSING

         2.01 CLOSING. Subject to the conditions stated in ARTICLE VII of this Agreement, the closing of the transactions contemplated hereby (the "CLOSING") shall be held on April 28, 2000, or, if the conditions set forth in SECTION 7.02 have not been satisfied or waived on such date, no later than seven (7) days after all such conditions shall have been satisfied or waived, at the offices of Bucknell Stehlik Sato & Stubner, LLP, 2003 Western Ave., Suite 400, Seattle, WA 98121. The date upon which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

         2.02 DELIVERIES BY SELLER. At or prior to the Closing, the Seller shall deliver to Buyer:

                  (a) the Bill of Sale;

                  (b) any conveyance instruments with respect to the Seller's transfer to Buyer of the Assumed Contracts, and Intangible Rights included in the Assets as Buyer may reasonably request;

                  (c) a certificate executed by the Seller to the effect that the conditions set forth in SECTION 7.02 have been satisfied;

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                  (d) possession of all originals and copies of agreements,
instruments, documents, deeds, books, records, files, and other data and information within the possession of the Seller pertaining to the Business (collectively, the "RECORDS"); provided, however, that the Seller may retain copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and

                  (e) Seller shall also be responsible for delivery of the UCC-3 Filing described in SECTION 2.04 herein.

         2.03 DELIVERIES BY BUYER. At or prior to the Closing, Buyer shall deliver to Seller, and to Secured Party to the extent Secured Party is to be the recipient under this Agreement:

                  (a) the Purchase Price;

                  (b) a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in
SECTION 7.01 have been satisfied; and

                  (c) the Registration Rights Agreement described in SECTION 5.02(b) herein.

         2.04 DELIVERIES BY SECURED PARTY. At or prior to the Closing, Secured Party shall deliver to Buyer:

                  (a) a UCC-3 filing pursuant to the Uniform Commercial Code, duly executed by Secured Party, releasing the Assets at Closing from the security interest established by that certain UCC-1 Financing Statement executed by Seller in favor of Secured Party (the "UCC-3 Filing"), in exchange for the executed Promissory Note.

         2.05 TERMINATION IN ABSENCE OF CLOSING. If by the close of business on May 7, 2000, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by providing written notice to such effect to the other party or parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) the failure of such party to perform its obligations under this ARTICLE II if all of the conditions to such party's obligations set forth in ARTICLE VII have been satisfied or waived in writing by the date scheduled for the Closing; provided, however, that the provisions of SECTIONS 10.01, 10.02, 10.03 AND 10.06 shall survive any such termination; and provided further, however, that any termination pursuant to this SECTION 2.05 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such party's willful breach of the provisions of this Agreement, or (y) if all of the conditions to such party's obligations set forth in ARTICLE VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to SECTION 2.01, the failure of such party to perform its obligations under this ARTICLE II on such date.

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                  ARTICLE III - REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

         The Seller hereby represents and warrants to Buyer that:

         3.01 CORPORATE EXISTENCE AND QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington; the Seller has the corporate power to own, manage, lease and hold its Assets and to carry on its business as and where such Assets are presently located and such business is presently conducted; and neither the character of the Seller's Assets nor the nature of the Seller's Business requires the Seller to be duly qualified to do business in any other jurisdiction.

         3.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Seller and the Seller has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated in this Agreement and by the Collateral Agreements, and to perform Seller's obligations hereunder and under the Collateral Agreements. The execution and delivery of, and performance under, this Agreement and the Collateral Agreements have been authorized by proper corporate action (including all necessary shareholder approval). This Agreement and each Collateral Agreement to which the Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 NO DEFAULTS OR CONSENTS. The execution and delivery of this Agreement and the Collateral Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder, respectively, will not violate any of the terms, conditions or provisions of Seller's Articles of Incorporation or bylaws, any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the Seller or any properties or assets of the Seller are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

         3.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to the Knowledge of the Seller, threatened before any Governmental Authority seeking to restrain the Seller or prohibit Seller's entry into this Agreement or prohibit the Closing, or seeking damages against the Seller, as a result of the consummation of this Agreement.

         3.05 COMPLIANCE WITH LAWS. The Seller is, and has been, in compliance in all respects with any and all Legal Requirements applicable to the Business. The Seller has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements with respect to the Business.

         3.06 LITIGATION; DEFAULT. Except as otherwise set forth in SCHEDULE 3.06, there are no claims, actions, suits, investigations or proceedings against the Seller pending or, to the Knowledge of the Seller, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the Business,

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the Assets, or the operations or prospects of the Business and, to the Knowledge of the Seller, there is no basis for any such claim, action, suit, investigation or proceeding that is likely to result in a judgment, decree or order having an adverse effect on the Business, the Assets, the operations, or the prospects of the Business.

         3.07 OWNERSHIP OF ASSETS.

                  (a) The Seller has, and will have as of the Closing Date, legal and beneficial ownership of the Assets, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever, except such security interests in the Assets which will be released at the Closing.

                  (b) Except as set forth in SCHEDULE 3.07 attached hereto, the Seller owns or has the right to use and shall as of the Closing Date own or have the right to use any and all Intangible Rights that are necessary or customarily Used by the Seller for the ownership, management or operation of the Business. There is no basis for the assertion of any claims based upon an improper or unauthorized use of Intangible Rights by the Seller.

         3.08 INVENTORIES. The finished inventory of the Seller as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Business and be usable and saleable in the ordinary and usual course of business for the purposes for which intended.

         3.09 PRODUCT CLAIMS. No material product or service liability claim is pending or, to the Knowledge of the Seller, threatened against the Seller or against any other party with respect to the products or services of the Seller.

         3.10 WARRANTIES AND RETURNS. SCHEDULE 3.10 sets forth a summary of the present practices and policies followed by the Seller with respect to guarantees, warranties, extended warranties, servicing or repairs of any products sold and services rendered by Seller. Except as set forth in SCHEDULE 3.10, there is not presently, nor has there been within the last three years, any failure of a product sold in connection with the Business by the Seller which, to the Knowledge of the Seller, may require a general recall or replacement campaign with respect to such product or a reformulation or change of such product.

         3.11 DISCLOSURE. No representation or warranty by the Seller contained in this Agreement and no written statement, certificate, or document furnished by or on behalf of the Seller to Buyer in connection with this Agreement or any transaction contemplated hereby, contains, as of the Closing Date, or the date on which reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading, or necessary in order to provide a prospective purchaser of the Assets with full information as to the Business or Assets.

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              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Seller that:

         4.01 CORPORATE EXISTENCE AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted, and is duly qualified to do business and is in good standing in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

         4.02 AUTHORITY, APPROVAL AND ENFORCEABILITY. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated in this Agreement and by the Collateral Agreements, and to perform Buyer's obligations hereunder and under the Collateral Agreements. Upon the approval of this Agreement by the Board of Directors of Buyer, the execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby, respectively, will be duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. Subject to such Board approval, this Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         4.03 NO DEFAULT OR CONSENTS. Except as otherwise set forth in SCHEDULE 4.03, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will: (i) violate or conflict with any of the terms, conditions or provisions of Buyer's Articles of Incorporation or bylaws; (ii) violate any Legal Requirements applicable to Buyer; or (iii) require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority that has not heretofore been obtained or waived.

         4.04 NO PROCEEDINGS. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES
                                OF SECURED PARTY

         Secured Party hereby represents to Buyer as set forth below.

         5.01 SECURED PARTY'S AUTHORITY. This Agreement has been duly executed and delivered by Secured Party and Secured Party has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements, including the UCC-3 Filing, executed and delivered or to be executed and delivered by Secured Party in connection with the transactions provided for hereby, to consummate the transactions contemplated in this Agreement and by the Collateral Agreements, and to perform Secured Party's obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which Secured Party is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Secured Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

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         5.02 INVESTMENT REPRESENTATION.

                  (a) Secured Party acknowledges that the shares of common stock issuable upon conversion of the Note in accordance with the terms thereof (the "UNDERLYING STOCK"), will not have been "registered" and will therefore be "restricted securities" as these terms are used under the Securities Act and the rules and regulations thereunder. By his execution of this Agreement, Secured Party agrees, represents and warrants that (i) his acquisition of the Underlying Stock is for investment only, for his own account and not with a view to "distribution" as that term is used under the Securities Act, (ii) he is an "accredited investor" as that term is used in Regulation D under the Securities Act, and (iii) copies of Telenetics' Forms 10-KSB for the nine months ended December 31, 1998 and the twelve months ended December 31, 1999, and Forms 10-QSB for the quarters ended March 31, June 30, September 30, December 31, 1999 and March 31, 2000 have been made available to him. Secured Party agrees that he shall not at any time make any sale, pledge, hypothecation, gift or other transfer of the Underlying Stock except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with the provisions of this SECTION
5.02 and any applicable state "blue sky" or other securities laws, and that prior to making any sale or other disposition of the Underlying Stock pursuant to any such exemption, he shall, if requested by Telenetics, obtain an opinion of counsel, satisfactory to Telenetics' counsel, that such sale complies with applicable federal and state securities laws.

                  (b) Secured Party agrees that he has been informed that the Underlying Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and he understands that any sale of the Underlying Stock made in reliance upon Rule 144, or any other like rule, can be made only in limited amounts in accordance with the terms and conditions of those rules and, if those rules are not applicable, any resale may require compliance with another available exemption under the Securities Act or, in the alternative, may require registration of the Underlying Stock. Secured Party acknowledges that Telenetics makes no representation or covenant that it shall conduct its affairs so as to permit sales under Rule 144; and, except for the obligations imposed by that certain Registration Rights Agreement dated April 28, 2000 between Telenetics and Secured Party in the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENT"), Telenetics is under no obligation to register or repurchase the Underlying Stock.

                  (c) In furtherance of the foregoing, Telenetics and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this
SECTION 5.02. Secured Party acknowledges that Telenetics shall cause appropriate legends to be placed on the certificates representing the Underlying Stock to reflect the foregoing.

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                   ARTICLE VI - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         6.01 BUYER'S ACCESS TO INFORMATION AND ASSETS. The Seller shall permit Buyer and Buyer's authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Seller at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Business, the Assumed Contracts, and the Assets. The Seller shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Business, the Assets and the Assumed Contracts in possession or control of, or subject to reasonable access by, the Seller, including, without limitation, all files, records, data and information (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Seller shall allow Buyer access to, and the right to inspect, all of the Assets, except to the extent that such Assets are operated by a third-party operator, in which case the Seller shall use its best efforts to cause the operator of such Assets to allow Buyer access to, and the right to inspect, such Assets.

         6.02 GENERAL RESTRICTIONS. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Seller shall not (as it relates to the Business):

                  (a) enter into, amend or terminate any material agreement relating to the Business;

                  (b) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Assets;

                  (c) enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event;

                  (d) commit to do any of the foregoing.

         6.03 NOTICE REGARDING CHANGES. The Seller shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Seller inaccurate or misleading if such representations and warranties had been made at the time of the occurrence of the fact or circumstance in question.

         6.04 ENSURE CONDITIONS MET. The Seller shall use its best efforts to cause the conditions to Buyer's obligations at Closing to be satisfied on or before the Closing Date and shall specifically use its best efforts to cause to be assigned to Buyer the Assumed Contracts and any and all necessary Permits for the conduct of the Seller's business and shall cooperate with Buyer with regard to obtaining all such assignments.

         6.05 CASUALTY LOSS. If, between the date of this Agreement and the Closing, any of the Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Seller shall, at Buyer's election, (i) cause such Assets to be repaired or replaced prior to the Closing with Assets of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Assets to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Seller will have at the Closing the same economic value as if such casualty had not occurred. Notwithstanding the foregoing, in the event that the amount of any such loss or all such losses in the aggregate shall exceed $50,000 then, at Buyer's election, the transactions contemplated herein may be terminated and abandoned.

         6.06 ASSETS AND LIABILITIES. Prior to the Closing, the Seller shall not acquire any Assets or become liable for any liabilities outside the ordinary course of business.

                      ARTICLE VII - CONDITIONS TO SELLER'S
                             AND BUYER'S OBLIGATIONS

         7.01 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject, at the option of the Seller, to the satisfaction by Buyer or waiver by Seller of the following conditions:

                  (a) Buyer shall have furnished Seller with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

                  (b) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (c) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain Seller, prohibit the Closing or seeking Damages against Seller as a result of the consummation of this Agreement.

                  (d) Buyer shall have delivered the items required to be delivered as set forth in SECTION 2.03 hereof.

         7.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction by Seller or waiver by Buyer of the following conditions:

                  (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes contemplated by the terms of this Agreement, and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

                  (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or Governmental Authority seeking to restrain Buyer, prohibit the Closing or seeking Damages against Buyer, the Seller, the Business or the Assets as a result of the consummation of this Agreement.

                  (c) All notices required to be given in connection with the transactions contemplated by this Agreement shall have been duly and timely given.

                  (d) The Seller shall have furnished Buyer with a certified copy of all corporate action on its behalf approving the execution, delivery and performance of this Agreement.

                  (e) All proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (f) Buyer shall have received written evidence in form and substance satisfactory to Buyer, of the termination, at or prior to the Closing, of any and all liens that encumber the Assets.

                  (g) Seller shall have delivered the items required to be delivered as set forth in SECTION 2.02 hereof.

                    ARTICLE VIII - POST-CLOSING OBLIGATIONS

         8.01 FURTHER ASSURANCES. Following the Closing, Seller, Buyer and Secured Party shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         8.02 PUBLICITY. Neither Seller nor Secured Party shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Buyer, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

         8.03 STORAGE COSTS. Seller hereby promises to pay all storage costs incurred by virtue of storage of the Assets up to the time of Closing (the "Storage Costs") and promises to pay such costs in a timely manner such that Buyer, within three (3) business days of the Closing, can access and remove the Assets from their current storage facilities in Ellensburg, WA without being required to pay any of the Storage Costs.

                    ARTICLE IX - INDEMNIFICATION PROVISIONS

         9.01 INDEMNIFICATION PROVISIONS.

                  (a) The Seller hereby agrees to indemnify Buyer and its Affiliates against, and agrees to protect, save and hold harmless Buyer and its Affiliates from, any and all Damages resulting from:

                           (i) a claim by any taxing authority for any taxes of
the Seller relating to any business of the Seller allocable to any period ending on or prior to the Closing Date;

                           (ii) a breach of, or the failure to perform or
satisfy any of, the representations, warranties, covenants and agreements made by the Seller in this Agreement or in any document or certificate delivered by the Seller at the Closing pursuant hereto; and

                           (iii) the existence of any liabilities or obligations
of the Seller (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) relating to any business of the Seller, other than with respect to the Assumed Obligations.

         For purposes of this ARTICLE VIII, a party making a claim for indemnity is referred to as the "INDEMNIFIED PARTY" and the party against whom such claim is asserted is referred to as the "INDEMNIFYING PARTY."

         9.02 INDEMNIFICATION PROCEDURES.

                  (a) If any claim or demand relating to matters for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification.

                  (b) After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall, at its cost and expense, defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to, the retention of counsel reasonably satisfactory to the Indemnified Party, and the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. In the event that the Indemnifying Party shall fail to initiate a defense of such claim within ten
(10) days of the date of the notice to the Indemnifying Party, or in the event that in the reasonable judgment of the Indemnified Party, the Indemnifying Party is not adequately defending such claim, then the Indemnified Party shall retain counsel and conduct the defense of such claim as it may in its discretion deem proper, at the cost and expense of the Indemnifying Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                           (i) take such action as the Indemnifying Party may
reasonably request in connection with such action,

                           (ii) allow the Indemnifying Party to dispute such
action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                           (iii) render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         9.03 LIMITATION ON LIABILITY.

                  (a) The representations, warranties, agreements, and indemnities of the Seller set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in SECTION 9.03(B).

                  (b) Except as otherwise expressly provided in this Agreement, all representations and warranties of the parties contained in this Agreement shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party shall have any obligation to indemnify unless written notice of any claim resulting from any breach thereof is received prior to one year from the Closing Date; provided, however, that (i) with respect to claims resulting from a tax claim, written notice of any such tax claims must be received prior to the expiration of the statutory period during which any taxing authority may bring a claim against Buyer for taxes which are the subject of any such tax claim or, such longer statutory period if requested by the Internal Revenue Service, or, if later, thirty (30) days after any such taxing authority actually brings any such claim against Buyer for taxes which are the subject of any such tax claim and (ii) with respect to any claim of actual fraud against any of the Seller, no such time limitation shall be applicable.

                           ARTICLE X - MISCELLANEOUS

         10.01 CONFIDENTIALITY. The Seller shall, and shall cause its Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement or the Buyer or its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Seller or its Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Seller shall promptly notify Buyer of any disclosure pursuant to clause (iii) of this SECTION 10.01.

         10.02 BROKERS. Regardless of whether the Closing shall occur, (i) the Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Seller from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         10.03 COSTS AND EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

         10.04 NOTICES. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "NOTICE") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

         BUYER:                             Mr. Michael A. Armani
                                            Telenetics Corporation
                                            25111 Arctic Ocean
                                            Lake Forest, CA 92630
                                            Fax:  949-455-4010

         With a copy to:                    Mr. Larry A. Cerutti
                                            Rutan & Tucker, LLP
                                            611 Anton Blvd., Ste. 1400
                                            Costa Mesa, CA 92626
                                            Fax:  714-546-9035

         SELLER or
         SECURED PARTY:                     Mr. Daniel A. Blattman
                                            Racon, Inc.
                                            P.O. Box 70
                                            70 Hideaway Dr.
                                            Ronald, WA 98940-0070
                                            Fax:  509-649-2762

         With a copy to:                    Mr. James W. Stubner, Jr.
                                            Bucknell Stehlik Sato & Stubner, LLP
                                            2003 Western Ave., Ste 400
                                            Seattle, WA  98121
                                            Fax:  206 587-0277

         Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered or certified mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered or certified mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         10.05 GOVERNING LAW. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of California (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

         10.06 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (c) of SECTION 2.02 and clause
(b) of SECTION 2.03 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         10.07 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.08 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         10.09 REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

         10.10 EXHIBITS AND SCHEDULES. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         10.11 MULTIPLE COUNTERPARTS. This Agreement may be executed and delivered via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 REFERENCES. Whenever required by the context, and as Used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principals are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

         10.13 SURVIVAL. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         10.14 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         10.15 RISK OF LOSS. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Assets shall remain with the Seller, and the legal doctrine known as the "DOCTRINE OF EQUITABLE CONVERSION" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

                            ARTICLE XI - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
ARTICLE XI or elsewhere in this Agreement.

         11.01 AFFILIATE. The term "AFFILIATE" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "CONTROL" as Used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         11.02 COLLATERAL AGREEMENTS. The term "COLLATERAL AGREEMENTS" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         11.03 CONTRACTS. The term "CONTRACTS," when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guarantees, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         11.04 DAMAGES. The term "DAMAGES" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         11.05 GOVERNMENTAL AUTHORITIES. The term "GOVERNMENTAL AUTHORITIES" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         11.06 KNOWLEDGE OF THE SELLER. The term "KNOWLEDGE OF THE SELLER" shall mean the actual knowledge of any Selling Party or any of the directors, officers or managerial personnel of any Selling Party with respect to the matter in question, and such knowledge as any Selling Party or any of the directors, officers or managerial personnel in any Selling Party reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         11.07 LEGAL REQUIREMENTS. The term "LEGAL REQUIREMENTS," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         11.08 PERMITS. The term "PERMITS" shall mean any and all permits, legal status, orders of Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         11.09 PERSON. The term "PERSON" shall mean any natural person, firm, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         11.10 REGULATIONS. The term "REGULATIONS" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.

         11.11 USED. The term "USED" shall mean, with respect to the Assets (other than the Excluded Assets) those assets owned, leased, licensed or otherwise held by the Seller which were acquired for use or held for use by the Seller in connection with the Business, whether or not reflected on the Seller's books of account.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed or caused this agreement to be executed by their duly authorized respective officers as of the date first above written.



                           BUYER:         TELENETICS CORPORATION,
                                          a California corporation



                                          By:  /S/ Michael A. Armani
                                               ---------------------------------
                                               Michael A. Armani, President



                           SELLER:        RACON, INC.,
                                          a Washington corporation



                                          By: /s/ Daniel A. Blattman
                                             -----------------------------------

                                               Its: Chairman
                                                   -----------------------------



                           SECURED PARTY: /S/ Daniel A. Blattman
                                          --------------------------------------
                                          Daniel A. Blattman